TO: All Employees

FR: Corporate Announcements

RE: A Message from Bob Bagby About the Employee Stock Purchase Plan

I am pleased to announce that the Executive Committee will recommend to the A.G. Edwards, Inc. Board of Directors that the firm continue offering an Employee Stock Purchase Plan for an additional plan year, with some modifications to the plan design. This recommendation is subject to approval at the August 19 board meeting.

The two key changes of the modified plan are that shares will be purchased monthly rather than annually and that shares will be purchased at a 5% discount.

We will provide additional details about the new Employee Stock Purchase Plan after the Board considers and approves our recommendation.

I want to thank everyone for their input and candid feedback about contemplated changes to the Employee Stock Purchase Plan.

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